UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   June 13, 2013

AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard
Clearwater, Florida 33760

(Address of principal executive offices) (Zip Code)

(727) 288-2738
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement.

On June 13, 2013, TVGoods, Inc. (“TVG”), a wholly owned subsidiary of As Seen On TV, Inc. entered into a Termination Agreement (the “Agreement”) with Presser Direct, LLC (“Presser”) under which it terminated a Purchasing and Marketing Agreement (the “P & M Agreement”) between TVG and Presser dated March 7, 2012 relating to the manufacture, marketing, sale and distribution of the SeasonAire heater and related product lines (the “Products”).

Under the Termination Agreement, TVG agreed to pay approximately $309,000 in respect of previously purchased inventory and approximately $146,000 attributable to royalty payments under the P & M Agreement, of which $65,000 was to be held in escrow pending delivery of replacements for damaged or defective Products previously sold by TVG. TVG also agreed to transfer title to certain assets relating to the Products, including infomercials and intellectual property, to Presser. Presser agreed to pay TVG $50,000 for existing Product inventory, to assume obligations to make all royalty payments relating to Product sales after July 31, 2013 and to assume all liabilities relating to the Products after June 13, 2013, except for certain warranty obligations relating to Products sold prior to that date. TVG and Presser released each other from all obligations under the P & M Agreement, so that the only surviving obligations were those arising under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.5	Termination Agreement, dated June 13, 2013, between TVGoods, Inc. and Presser Direct, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ Ronald C. Pruett, Jr.
Ronald C. Pruett, Jr.
Chief Executive Officer

Date: June 18, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.5	Termination Agreement, dated June 13, 2013, between TVGoods, Inc. and Presser Direct, LLC

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